Exhibit 10.28

Compensation Arrangements for FY 17 of Executive Officers of Extreme Networks, Inc.

        Note: The following summary of compensation arrangements does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2016 fiscal year will be included in the Company's definitive proxy statement for the Company's 2016 Annual Meeting of Stockholders, and disclosures with respect to compensation for Named Executive Officers for the 2017 fiscal year will be included in the Company's definitive proxy statement for the Company's 2017 Annual Meeting of Stockholders.

Compensation for Edward Meyercord (Chief Executive Officer)

        Mr. Meyercord’s current annual base salary is $600,000. In addition, Mr. Meyercord will be eligible to participate in the Company's FY17 annual cash incentive bonus plan (as described below) with a bonus target of 120% as a percentage of base salary. On August 15, 2016, Mr. Meyercord was granted 260,000 performance-based restricted stock unit awards and 260,000 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2017 compensation.

Compensation for Benjamin Drew Davies (Chief Financial Officer)

        Mr. Davies' current annual base salary is $350,000. In addition, Mr. Davies will be eligible to participate in the Company's FY17 annual cash incentive bonus plan (as described below) with a bonus target of 60% as a percentage of base salary. As Mr. Davies had recently received equity awards in connection with the commencement of his employment, he was not provided an annual grant for fiscal year 2017.

Compensation for Robert Gault

         Mr. Gault’s current annual base salary is $345,000. In addition, Mr. Gault will be eligible to participate in the Company's FY17 annual cash incentive bonus plan (as described below) with a bonus target of 100% as a percentage of base salary. On August 15, 2016, Mr. Gault was granted 80,000 performance-based restricted stock unit awards and 80,000 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2017 compensation.

Annual Cash Incentive Bonus Plan for Fiscal 2017

        On August 23, 2016, the Compensation Committee of the Board of Directors approved the Company's annual cash incentive bonus plan for fiscal 2017.  The plan provides the company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of semi-annual targets. Performance goals under the plan will be: revenue (25%) and operating income (75%).  Actual payout opportunities for each semi-annual bonus payment will range from a threshold of 50% of target to a maximum of 150% of target. If the company fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the cash incentive bonus plan uses adjusted, non-GAAP measures.